UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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ECOLAB INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Global Headquarters 1 Ecolab Place St. Paul, MN 55102 1 800 2 ECOLAB

Dear Ecolab Shareholder:

As we prepare for our annual shareholder meeting (to be held virtually May 5, 2022), we note that certain shareholders have previously raised concerns regarding John Zillmer’s capacity to serve on Ecolab’s board due to his service on two other public company boards. We strongly believe that Mr. Zillmer benefits Ecolab and its shareholders and hope you will consider a vote for him this year.

Mr. Zillmer has been a valued Ecolab director since 2006. He currently also serves as CEO and director of Aramark and as the non-executive chair of CSX Corporation. As outlined in our current proxy statement, Mr. Zillmer has valuable experience having led both public and large private companies. His work leading various Aramark operations has given him deep knowledge of the institutional market, particularly the foodservice segment, which is a large market for Ecolab. Through his prior experience as CEO of Univar, he became intimately familiar with the chemical market, including with respect to chemicals that Ecolab uses to manufacture its products. He also has extensive knowledge of the environmental aspects of chemicals manufacturing and distribution.

Mr. Zillmer was already serving as a director of Ecolab, non-executive chair of CSX and as a director of two other public companies when he joined Aramark as its CEO in October 2019. Recognizing the significant time and focus required to serve as Aramark’s CEO and to continue as a director of Ecolab and CSX, Mr. Zillmer resigned from the boards of Performance Food Group Company and Veritiv Corporation shortly after he became the CEO of Aramark. Since becoming CEO of Aramark, Mr. Zillmer has continued his service as a highly engaged director of Ecolab, attending 100% of his Ecolab board and committee meetings in 2021 and serving as Chair of our Compensation Committee. Mr. Zillmer’s deep knowledge of Ecolab’s Institutional business, his significant public company board experience and his role as a current CEO are all highly valued by Ecolab for its Board of Directors, and he contributes significant value to Ecolab shareholders through his board service. There is no question in our mind that Ecolab benefits significantly as a result of John’s service on our board.

We hope this information is helpful to you. If you are interested in discussing further, please contact Andy Hedberg, Vice President – Investor Relations, at (651) 250-2185 or Andrew.Hedberg@ecolab.com, and we will be happy to arrange a call.

Thank you.

Sincerely,

Jeffrey M. Ettinger

Lead Director